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                                                                    EXHIBIT 10.2

                   TECHNOLOGY TRANSFER AND LICENSE AGREEMENT


THIS LICENSE AGREEMENT (the "Agreement") is effective as of April 6, 1998 (the "Effective Date"), and is by and between:

     (i) ATL Ultrasound, Inc., a corporation of the State of Washington doing business as Advanced Technology Laboratories, having a place of business at 22100 Bothell-Everett Highway, Bothell, Washington 98041-3003 ("ATL"), and

     (ii) SonoSight, Inc., a corporation of the State of Washington, having a place of business at North Creek Parkway, Bothell, Washington 98011 ("SonoSight").

WHEREAS, ATL has certain Handheld Technology (as defined below), and desires to transfer its rights to the Handheld Technology to SonoSight, and to grant to SonoSight a license to use ATL Technology (as defined below) in connection with the development, manufacture, sale, and maintenance of Handheld Ultrasound Devices (as defined below).

WHEREAS, SonoSight desires to acquire the Handheld Technology, and to grant to ATL a license to use the Handheld Technology and the SonoSight Technology (as defined below) in ultrasound systems which are not Handheld Ultrasound Devices.

NOW, THEREFORE, in consideration of the terms and conditions in this Agreement, the parties agree as follows:

                                I. DEFINITIONS

1.0. Definitions. As used in this Agreement, the following terms shall have the following meanings:

     (a) "Handheld Technology" shall mean:

          (i) any inventions (whether patentable or not), discoveries, trade secrets, technology, know-how, technical drawings, and other proprietary information and literature within the patent disclosure documents listed in Attachment A, including any and all patent rights and rights to patents derived therefrom in any jurisdiction; and

          (ii) the patents and patent applications listed in Attachment A, and any divisions, continuations, continuations in part, and renewal applications thereof, and any renewals, extensions, or revisions thereof, or supplementary patent certificates derived therefrom in any jurisdiction; and

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          (iii) any inventions (whether patentable or not), discoveries, trade secrets, technology, know-how, technical drawings, and other proprietary information and literature produced by ATL for SonoSight under a Service Agreement between ATL and SonoSight and fully paid for by SonoSight as specified in such Service Agreement.

     (b) "ATL Technology" shall mean any inventions (whether patentable or not), discoveries, trade secrets, technology, know-how, technical drawings, and other proprietary information and literature owned by ATL or by its subsidiaries on the Effective Date, or developed by ATL during the three year period following the Effective Date. For the purpose of this Agreement, ATL Technology shall exclude Handheld Technology, and any inventions (whether patentable or not), discoveries, trade secrets, technology, know-how, technical drawings, and other proprietary information and literature licensed to ATL by a third party (collectively, "ATL Third Party Technology"), except where the terms of the third party license with ATL permit ATL the right to sublicense the ATL Third Party Technology to others. For illustrative purposes only, the ATL Technology may include scanhead and transducer technology, ASIC technology, software, signal processing techniques, and other proprietary and confidential information of ATL. Except as otherwise provided in this Agreement, ATL Technology shall not include any trademarks, trade names, service marks, logos, slogans, or trade dress owned or used by ATL.

     (c) "SonoSight Technology" shall mean any inventions (whether patentable or not), discoveries, trade secrets, technology, know-how, technical drawings, and other proprietary information and literature developed by SonoSight during the three year period following the Effective Date including, but not limited to, any modifications, improvements, additions, or enhancements made to the Handheld Technology by SonoSight or by its agents, and any modifications, improvements, additions, or enhancements made to the ATL Technology by SonoSight. For the purpose of this Agreement, SonoSight Technology shall exclude any inventions (whether patentable or not), discoveries, trade secrets, technology, know-how, technical drawings, and other proprietary information and literature licensed to SonoSight by a third party (collectively, "SonoSight Third Party Technology"), except where the terms of the third party license with SonoSight permit SonoSight the right to sublicense the SonoSight Third Party Technology to others. Unless otherwise agreed, SonoSight Technology shall not include any trademarks, trade names, service marks, logos, slogans, or trade dress owned or used by SonoSight.

     (d) "Handheld Ultrasound Devices" shall mean an ultrasound system including a scanhead, a display device (or a video signal transmitter in lieu of a display device), and all intermediate components, together with all housings, controls, power sources, and output interfaces connected thereto, which do not weigh in the aggregate more than ten pounds. Handheld Ultrasound Devices shall include additional or substitute components intended for use with such an ultrasound system which, together with such system, meet the ten pound limitation. The weights of any peripheral devices which may be connectable to such an

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ultrasound system, such as printers, VCRs, auxiliary monitors, and battery chargers, shall not be included in such weight computation. Handheld Ultrasound Devices do not include any ultrasound system or component designed for or intended to be used in a cart-borne configuration.

     (e) "Highly Portable Ultrasound Device" shall mean any ultrasound system or component meeting the requirements of the definition of Handheld Ultrasound Device except for the weight limitation which, for a Highly Portable Ultrasound Device, is in the aggregate more than ten pounds and not more than fifteen pounds. The weight of a lithotripter sold with and providing power to a Handheld Ultrasound Device as an integrated component of such a lithotripter, with a Handheld Ultrasound Device as its imaging component, shall not be included in the weight computation of a Highly Portable Ultrasound Device.

                    II. TRANSFER OF TECHNOLOGY AND LICENSES

2.0. Transfer of Handheld Technology. Effective as at the Effective Date, ATL transfers, assigns, and conveys to SonoSight, and SonoSight accepts the transfer, assignment, and conveyance from ATL of all of ATL's right, title, and interest in and to the Handheld Technology. SonoSight understands that the United States Government has reserved or acquired certain rights to the Handheld Technology under ATL's agreement with the United States Office of Naval Research, and that ATL is transferring, assigning, and conveying the Handheld Technology to SonoSight subject to the rights reserved or acquired by the United States Government. Any training or other support required by SonoSight either to understand or to implement the Handheld Technology is beyond the scope of this Agreement, and may be provided by ATL to SonoSight under the terms and conditions of a separate service agreement.

2.1. License to Handheld and SonoSight Technology. Effective as at the Effective Date, SonoSight grants to ATL a world-wide and royalty-free license to use the Handheld Technology and the SonoSight Technology in ultrasound systems which are not Handheld Ultrasound Devices. The license granted to ATL set forth in this Section shall be an exclusive license for a period of five years from the Effective Date as to products which are neither Handheld nor Highly Portable Ultrasound Devices, and nonexclusive as to products which are Highly Portable Ultrasound Devices. Thereafter, the license granted to ATL set forth in this Section shall become a non-exclusive license in its entirety.

The license to use the Handheld Technology and the SonoSight Technology set forth in this Section shall include the right to sublicense third parties to use the Handheld Technology and the SonoSight Technology to manufacture ultrasound systems that are not Handheld Ultrasound Devices for ATL or for the third party under the third party's marks, and the right to grant third parties the right to import, make, sell or use ultrasound systems that are not Handheld Ultrasound Devices containing the Handheld Technology or the SonoSight Technology. The parties shall share in any royalties received from third parties due to sublicensing by ATL of such Handheld and SonoSight technology in proportions agreed to by the parties. In the event of failure of the parties to agree upon such proportions, the parties shall share such royalties equally. Prior to any sublicense of Handheld or SonoSight Technology, ATL shall notify SonoSight of the sublicense and obtain the written agreement of the third party to protect the technology in accordance with the applicable provisions in this Agreement.



If ATL desires to obtain the right to use the SonoSight Third Party Technology, any royalties, fees, or other payments required to be paid to SonoSight's third


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party licensor in connection with ATL's right to use any SonoSight Third Party
Technology shall be paid by ATL; however, nothing in this Section shall obligate ATL to obtain the right to use the SonoSight Third Party Technology.

The license to use the Handheld Technology and the SonoSight Technology shall terminate in the event ATL is in material default of any term or condition in this Agreement, and does not correct the default to the reasonable satisfaction of SonoSight within thirty days following receipt of notice from SonoSight specifying the default. Any dispute between the parties concerning default or termination shall be resolved in accordance with the "DISPUTE RESOLUTION" provisions of Article 6 herein. Upon the termination of the license to use the Handheld Technology and the SonoSight Technology as set forth above, ATL immediately shall return to SonoSight any and all material given to ATL by SonoSight embodying all or any portion of the Handheld Technology and SonoSight Technology, and any and all copies of the material in ATL's possession or under ATL's control.

2.2. License to ATL Technology. Effective as at the Effective Date, and subject to the terms and conditions in this Agreement, ATL grants to SonoSight a non-exclusive, non-transferable (except as set forth below), and world-wide right to use the ATL Technology in Handheld Ultrasound Devices and Highly Portable Ultrasound Devices. At the end of five years from the Effective Date, the license granted to SonoSight set forth in this Section shall extend to include the right to use the ATL Technology in ultrasound systems which are not Handheld Ultrasound Devices; EXCEPT THAT such extension does not include any license to use any patent of ATL or any copyrighted software of ATL in any product or application that is not a Handheld Ultrasound Device or a Highly Portable Ultrasound Device.

Except as otherwise set forth in this Agreement, the license to use the ATL Technology may not be sublicensed, assigned, or otherwise transferred by SonoSight. SonoSight shall have the right to sublicense the ATL Technology to third parties to import, make, sell or use Handheld and Highly Portable Ultrasound Devices as SonoSight labeled and trade dressed devices or as third party labeled Handheld or Highly Portable Ultrasound Devices, provided, however, that if a seller or distributor of such third party labeled Devices also sells or distributes ultrasound devices which are not Handheld or Highly Portable Ultrasound Devices, then ATL shall have the same rights to import, make, sell or use Handheld Ultrasound Devices on terms and conditions no less favorable than those enjoyed by the third party. Prior to any sublicense of ATL Technology permitted by the provisions of this Section, SonoSight shall notify ATL of the sublicense and obtain the written agreement of the third party to protect the ATL Technology in accordance with the applicable provisions in this Agreement.


If SonoSight desires to obtain the right to use the ATL Third Party Technology, any royalties, fees, or other payments required to be paid to ATL's third party licensor in connection with SonoSight's right to use any ATL Third Party Technology shall be paid by SonoSight; however, nothing in this Section shall obligate SonoSight to obtain the right to use the ATL Third Party Technology.

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SonoSight shall have the right to use the ATL logo and the mark "Advanced
Technology Laboratories" or the mark "ATL Ultrasound" on Handheld and Highly Portable Ultrasound Devices bearing the trademarks of SonoSight only in connection with a legend stating that the technology contained within the Device is licensed to SonoSight by ATL. The ATL logo and the ATL mark shall not be greater in size than one-half of the size of the type or script used to identify the Device as a SonoSight product. SonoSight shall provide ATL with a sample of each of its intended uses of ATL's logo and marks.

The license to use the ATL Technology, logo, and marks shall terminate in the event SonoSight is in material default of any term or condition in this Agreement and does not correct the default to the reasonable satisfaction of ATL within thirty days following receipt of notice from ATL specifying the default. Any dispute between the parties concerning default or termination shall be resolved in accordance with the "DISPUTE RESOLUTION" provisions of Article 6 herein. Upon the termination of the license to use the ATL Technology as set forth above or at the conclusion of a dispute resolution proceeding, SonoSight immediately shall return to ATL any and all material given to SonoSight by ATL embodying all or any portion of the ATL Technology, and any and all copies of the material in SonoSight's possession or under SonoSight's control.

2.3. Fully Paid License. In order to compensate ATL for use of the ATL Technology under direction or control of a third party, SonoSight shall make a one-time payment to ATL to obtain a fully paid license to use the ATL Technology in accordance with and subject to the terms and conditions in this Agreement in the event of either of the following:

     (a) a license fee of One Hundred Fifty Million Dollars is due and payable if, during the first five years following the Effective Date, fifty percent or more of the securities entitled to vote for the election of directors of SonoSight are acquired directly or indirectly by a single person or entity, or by a combination of persons or entities under the control of a single person or entity, or a majority of the SonoSight board of directors is controlled by a single person or entity; or

     (b) a license fee of Seventy-five Million Dollars is due and payable if, during the sixth, seventh, or eighth year following the Effective Date, fifty percent or more of the securities entitled to vote for the election of directors of SonoSight are acquired directly or indirectly by a single person or entity, or by a combination of persons or entities under the control of a single person or entity, or a majority of the SonoSight board of directors is controlled by a single person or entity, which person(s) or entity(s) is engaged in the medical diagnostic imaging business other than by manufacture or sale of SonoSight Handheld or Highly Portable Ultrasound Devices.

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No payment shall be made to ATL if any of the events described in Section 2.3.
occur at any time after the end of the eighth year following the Effective Date.

In the event SonoSight does not make the one-time payment to ATL as described above following demand from ATL, the license to use the ATL Technology set forth in this Agreement shall terminate immediately and with no further action on the part of ATL. In that event, SonoSight immediately shall return to ATL any and all material given to SonoSight by ATL embodying all or any portion of the ATL Technology, and any and all copies of the material in SonoSight's possession or under SonoSight's control.

SonoSight acknowledges that the ATL Technology has been created and developed by ATL over a substantial period of time, at a considerable expense, and gives ATL a significant commercial advantage. SonoSight further acknowledges that a third party who acquired the ATL Technology would gain a considerable commercial advantage without making an investment similar in scope to that made by ATL, and that such gain would cause ATL significant commercial damage. SonoSight agrees that the occurrence of any of the events described above would represent either a direct or indirect acquisition of the ATL Technology by a third party. SonoSight and ATL agree that the damage to ATL can not be calculated by the parties at the Effective Date without considerable difficulty, and that the one-time payment as described in this Section is a fair, reasonable, and just estimate of the damage caused to ATL for the commercial advantage obtained by the third party resulting from its acquisition of the ATL Technology.

During the first eight years following the Effective Date, in order to compensate SonoSight for use of the SonoSight Technology under direction or control of a third party, a third party controlling the securities or directors of ATL as defined in paragraph 2.3(a), shall have no rights to use the SonoSight Technology for uses beyond that of ATL immediately prior to the third party gaining control unless the third party agrees in writing to pay SonoSight royalties of 3% and 1 1/2% for uses beyond that of ATL immediately prior to the third party gaining control on the same basis and during the same eight year time period as SonoSight is paying royalties under Section III of this Agreement, and to otherwise be bound by the terms and conditions of the Agreement.

2.5. Disclosure of Technology. At reasonable intervals during the three year period following the Effective Date, the parties shall meet to disclose technology developed by the parties which is included within the scope of the license each party granted to the other party under the terms of this Agreement. Any technology which is disclosed, including any material and information disclosed during the meetings, shall be subject to the provisions in this Agreement.

                             III. ROYALTY PAYMENTS

3.0. Royalty Payments. For the right to use the ATL Technology as set forth in this Agreement, SonoSight shall pay to ATL a royalty based upon the worldwide net revenues reported by SonoSight and its distributors, licensees and agents from the sale of any and all Handheld Ultrasound Devices and Highly Portable Ultrasound Devices sold by SonoSight (or its distributors, licensees and agents) which were manufactured using all or any portion of the ATL Technology, or which incorporate all or any portion of the ATL Technology. The royalty shall be:

     (a) three percent of the worldwide net revenues resulting from the sale of Handheld Ultrasound Devices and four percent of the worldwide net revenues

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resulting from the sale of Highly Portable Ultrasound Devices during the first five year period commencing on the First Sale Date (as defined below); and

     (b) one and one-half percent of the worldwide net revenues resulting from the sale of Handheld Ultrasound Devices and two percent of the worldwide net revenues resulting from the sale of Highly Portable Ultrasound Devices during the sixth year, the seventh year, and the eighth year following the First Sale Date.

No royalty shall be payable to ATL commencing on the ninth year following the First Sale Date.

3.1. Defined Terms. For the purposes of this Article III, the term "First Sale Date" shall mean the date on which a Handheld Ultrasound Device or a Highly Portable Ultrasound Device is sold or otherwise transferred for monetary consideration by SonoSight, its subsidiaries, licensees or its agents and delivered to any party unrelated to any of them.

For the purposes of this Section the term "net revenues" shall mean the revenues from the sale and/or maintenance of Handheld Ultrasound Devices or Highly Portable Ultrasound Devices, less any taxes (except income taxes) on the Devices, credits for returned Devices, quantity discounts actually given by SonoSight, freight allowances, cash discounts actually given by SonoSight, and any agent's commissions actually paid by SonoSight.

For the purposes of the calculation of the payments required to be made to ATL, the net revenues from the sale of Devices sold to a related or affiliated entity of SonoSight for subsequent resale by the entity shall not be used to calculate the payment due to ATL. In that instance, the payment due to ATL shall be calculated based upon the net revenues of the related or affiliated entity from end customers, less any taxes (except income taxes) on the Devices, credits for returned Devices, quantity discounts actually given by the entity, freight allowances, cash discounts actually given by the entity, and any agent's commissions actually paid by the entity.

With respect to revenues in a currency other than United States Dollars, for the purposes of the calculation and the determination of the payment due to ATL, the amount payable to ATL shall be the net revenue converted into United States Dollars using the average of (a) the 4:00 P.M. New York foreign exchange selling rates in effect on the last business day of the calendar quarter, and (b) the 4:00 P.M. New York foreign exchange selling rates in effect on the first business day of the calendar quarter, as reported in the Currency Trading section of The Wall Street Journal, or by converting the net revenue into United States Dollars using another international foreign exchange index acceptable to ATL in effect on the applicable date.

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3.2.  Taxes.  The royalty payments payable to ATL set forth in this Agreement shall be net of any taxes or withholdings of any kind. In the event any taxes are due as a result of the royalty payments to ATL (excluding taxes based upon the net income or gross receipts of ATL) including, but not limited to sales, use, value added, gross receipts, registration, transfer, conveyance, excise, recording, license, and other similar taxes and fees, such taxes shall be paid by SonoSight.

3.3. Time of Payment. Unless otherwise set forth in this Agreement, all royalty payments shall be paid to ATL within thirty days following the end of each calendar quarter by wire transfer to an account notified to SonoSight by ATL, and shall apply to all Devices sold during the previous calendar quarter.


3.4 Books and Records. SonoSight shall maintain complete and accurate books and records with respect to the products (including the Handheld Ultrasound Devices and Highly Portable Ultrasound Devices) sold by SonoSight containing the ATL Technology. With each payment submitted to ATL, SonoSight shall provide to ATL a written report containing sufficient information to allow the determination of the payment due. Upon reasonable notice to SonoSight, and at reasonable times, SonoSight shall permit ATL (at ATL's expense) to inspect the books and records of SonoSight to verify the payments set forth above.

                      IV.  WARRANTY, INDEMNITY, LIABILITY

4.0. Warranty. ATL represents that it has the right to transfer to SonoSight its rights to the Handheld Technology as set forth in this Agreement, and the right to grant to SonoSight the right to use the ATL Technology under the terms and conditions in this Agreement.

ATL MAKES NO OTHER REPRESENTATION OR WARRANTY CONCERNING THE HANDHELD TECHNOLOGY OR THE ATL TECHNOLOGY, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. ATL MAKES NO WARRANTY CONCERNING SONOSIGHT'S ABILITY TO MAKE ANY DEVICES OR PRODUCTS INCLUDING HANDHELD ULTRASOUND DEVICES USING THE HANDHELD TECHNOLOGY OR THE ATL TECHNOLOGY, INCLUDING ANY WARRANTY THAT THE HANDHELD TECHNOLOGY OR THE ATL TECHNOLOGY IS ERROR FREE OR THAT THE HANDHELD TECHNOLOGY OR THE ATL TECHNOLOGY WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADE SECRET, OR OTHER RIGHTS OF ANY THIRD PARTY.

SonoSight represents that it has the right to grant to ATL the right to use the Handheld Technology and the SonoSight Technology under the terms and conditions in this Agreement.

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SONOSIGHT MAKES NO OTHER REPRESENTATION OR WARRANTY CONCERNING THE HANDHELD
TECHNOLOGY OR THE SONOSIGHT TECHNOLOGY, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. SONOSIGHT MAKES NO WARRANTY CONCERNING ATL'S ABILITY TO MAKE ANY PRODUCTS USING THE HANDHELD TECHNOLOGY OR THE SONOSIGHT TECHNOLOGY, INCLUDING ANY WARRANTY THAT THE HANDHELD TECHNOLOGY OR THE SONOSIGHT TECHNOLOGY IS ERROR FREE OR THAT THE HANDHELD TECHNOLOGY OR THE SONOSIGHT TECHNOLOGY WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADE SECRET, OR OTHER RIGHTS OF ANY THIRD PARTY.

4.1. ATL Indemnity. ATL shall indemnify, and hold harmless SonoSight, its subsidiaries, and each of their respective officers, directors, and employees from any and all liability resulting from or in any way connected with the non-Handheld Ultrasound Devices manufactured or sold by or under license from ATL using or incorporating the SonoSight Technology or the Handheld Technology.

4.2. SonoSight Indemnity. SonoSight shall indemnify, and hold harmless ATL, its subsidiaries, and each of their respective officers, directors, and employees from any and all liability resulting from or in any way connected with the products manufactured or sold by or under license from SonoSight using or incorporating the Handheld Technology, the SonoSight Technology, or the ATL Technology.

4.3. Definition of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES INCLUDING, WITHOUT LIMITATION, LOST PROFITS, IRRESPECTIVE OF THE WAY IN WHICH SUCH DAMAGES MAY ARISE, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

               V.  CONFIDENTIALITY AND FIELD OF USE OF TECHNOLOGY

5.0. Confidentiality. Any information disclosed by one party to the other party in connection with the performance of this Agreement, and any other information designated in writing by the disclosing party as confidential (collectively, the "Confidential Information") shall be received and maintained confidential by the receiving party using the same standard of care that the receiving party uses to protect its own confidential information, but not less than reasonable care. The Confidential Information may be used by the receiving party only to perform its obligations under this Agreement, and shall not be disclosed to a third party without the prior written consent of the disclosing party. The disclosure of Confidential Information shall be restricted only to the minimum number of employees of each party requiring access to the Confidential Information to perform its obligations under this Agreement.

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The provisions of this Section shall not apply to Confidential Information which is: (a) already known to the receiving party without an obligation of confidentiality (it being understood that information of either party in the possession of the other party prior to the Effective Date shall not be covered by this exception); (b) publicly known or becomes publicly known through no unauthorized act of the receiving party; (c) rightfully received by the receiving party from a third party; (d) disclosed to a third party by the disclosing party without similar restrictions; (e) approved for disclosure by the disclosing party; or, (f) required to be disclosed pursuant to a requirement of a governmental agency or by law as long as the receiving party provides to the disclosing party notice of the requirement prior to any disclosure.

Upon the termination of this Agreement for any reason, each party shall return to the other party all Confidential Information of the other party, and cease any further use of the Confidential Information.

5.1. Field of Use of Technology. For five years following the Effective Date, ATL shall not engage directly or indirectly in the development, manufacture, or sale of Handheld Ultrasound Devices using Handheld Technology or the SonoSight Technology. Thereafter, ATL shall have the right to develop, manufacture, and sell Handheld Ultrasound Devices using any technology, including unpatented Handheld Technology or unpatented SonoSight Technology; however, ATL's right to develop, manufacture, and sell Handheld Ultrasound Devices shall not extend to Handheld Ultrasound Devices infringing any valid and enforceable claim in any patent owned or controlled by SonoSight, or infringing any valid and enforceable copyright rights owned by SonoSight.

For five years following the Effective Date, SonoSight shall not engage directly or indirectly in the development, manufacture, or sale of ultrasound systems using ATL Technology which are not Handheld Ultrasound Devices or Highly Portable Ultrasound Devices. Thereafter, SonoSight shall have the right to develop, manufacture, and sell ultrasound systems using any technology, including unpatented ATL Technology; however, SonoSight's right to develop, manufacture, and sell ultrasound systems shall not extend to the sale of ultrasound systems which are not Handheld Ultrasound Devices or Highly Portable Ultrasound Devices and which infringe any valid and enforceable claim in any patent owned or controlled by ATL or its subsidiaries, or infringe any valid and enforceable copyright rights owned by ATL or its subsidiaries.

                            VI.  DISPUTE RESOLUTION

6.0. Negotiation and Binding Arbitration. Any dispute, controversy, or claim (collectively, a "Dispute") between the parties arising out of this Agreement or relating to the subject matter of this Agreement shall be settled using the following procedures as the sole means to resolve the Dispute.

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A party seeking to resolve the Dispute shall give notice to the other party briefly describing the nature of the Dispute. A meeting will be held between the parties within ten days after the receipt of the notice. The meeting will be attended by individuals with decision making authority regarding the Dispute.

If the parties have not resolved the Dispute to the mutual satisfaction of the parties at the meeting, the parties shall submit the Dispute to binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association by a sole arbitrator selected by the parties. The arbitration will be held in Bothell, Washington within 30 days of submission of the Dispute to arbitration. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction. The cost of the arbitrator will be shared equally by the parties. At the conclusion of the arbitration, the arbitrator shall indicate a prevailing party. The prevailing party shall be entitled to its attorney's fees and other costs in connection with the arbitration. To the extent this Agreement limits the remedies of any party, the arbitrator shall not have the authority to grant any remedy to any party in excess of the limitations provided in this Agreement.

If the arbitrator's decision has the effect of terminating a party's license under this Agreement, such license shall not terminate if the party whose license is being terminated provides the prevailing party, within 30 days of the arbitrator's decision, with a written statement by the arbitrator certifying that any breach of this Agreement by the party being terminated has been cured, and that the party being terminated has taken any other actions specified in the arbitration's decision.

                              VII.  MISCELLANEOUS

7.0. Entire Agreement. This Agreement including the attachments shall constitute the full, complete, and entire understanding and agreement by and between the parties with respect to the subject matter in this Agreement, and supersedes all previous negotiations, commitments, and writings with respect to the subject matter of this Agreement. Counsel for both parties have participated in the preparation of the Agreement and it shall not be construed against either party as the drafter.

7.1. Governing Law. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Washington.

7.2. Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing, and shall be deemed to have been duly given
(a) on the date of service if served personally on the party to whom notice is given; (b) on the day of transmission if sent by facsimile transmission to the facsimile number given below; (c) on the business day after delivery to an overnight courier service, or the express mail service maintained by the United States Postal Service; or (d) on the third day after mailing if mailed to the party to whom notice is to be given, by registered or certified mail, postage prepaid, properly addressed, and return-receipt requested to the party as follows:

If to ATL:

     Advanced Technology Laboratories
     22100 Bothell-Everett Highway
     Bothell, Washington 98041-3003
     Attn:  Vice President, General Counsel
     Facsimile No.: (425) 487-8135

If to SonoSight:

     SonoSight, Inc.
     North Creek Parkway
     Bothell, Washington 98011
     Attn:  President
     Facsimile No.: (425) ___-____

Any party may change its address or facsimile number by giving the other party notice of the new information in the manner set forth above.

7.3. Modification of Agreement. No modification, amendment, or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by each of the parties. The modification, amendment, or waiver shall be effective only in the specific instance and for the purpose for which given.

7.4. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement, and any of the rights, interests, or obligations under this Agreement shall not be assigned by either party without the prior written consent of the other party which consent shall not be withheld unreasonably.

7.5. No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties, and is not intended to confer upon any other person any rights or remedies.

7.6. Titles and Headings. The Section and Article headings in this Agreement are inserted for convenience of reference only, and are not intended to constitute a part of or to affect the meaning or interpretation of this Agreement.

7.7. Attachments. The attachments to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if they had been set forth in full in this Agreement.

7.8. Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal, or unenforceable, the enforceability of the remaining provisions shall not in any way be affected or impaired. It is the intention of the parties that they would have executed the remaining terms, provisions, covenants, and restrictions without including any invalid, void, or unenforceable provisions. In the event that any term, provision, covenant, or restriction is held to be invalid, void, or unenforceable, the parties agree to use their best efforts to find and employ an alternate means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant, or restriction.

7.9. No Waiver. The failure by either party at any time to enforce any of the terms or conditions of this Agreement shall not constitute or be construed as a waiver of the terms and conditions. Each party expressly reserves the right to enforce the terms and conditions of this Agreement at any time.

7.10. Counterparts. This Agreement may be executed in one or more counterparts each of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party.

7.11. Force Majeure. No party shall be liable to the other party for any failure to perform any obligation under this Agreement where such failure is due to causes beyond the reasonable control of the party. Such causes include, but are not limited to acts of war, government export controls, other governmental acts, industrial dispute, lock-out, accident, fire, explosion, transport delays, acts of a third party, or loss or damage to any equipment. Each party shall use its best efforts to comply with its respective obligations under this Agreement despite the intervention or occurrence of any such cause, and to resume compliance with those obligations as soon as any such cause ceases to affect the performance of its obligations under this Agreement.



ATL Ultrasound, Inc.                   SonoSight, Inc.

By: _________________________          By: ____________________________

Title: ________________________        Title: ___________________________

Date: _______________________          Date: ___________________________

                                 ATTACHMENT A

                              Handheld Technology



Patent Disclosures
------------------


     "ULTRASONIC SIGNAL PROCESSOR FOR A HAND HELD ULTRASONIC DIAGNOSTIC INSTRUMENT" by JJ Hwang, Bob Pedersen, and Lauren Pflugrath.



Patent Applications and Patents
-------------------------------


     U.S. Pat. 5,722,412 (Pflugrath et al.)

     "ULTRASONIC ARRAY TRANSDUCER TRANSCEIVER FOR A HAND HELD ULTRASONIC DIAGNOSTIC INSTRUMENT" by Blake Little, JJ Hwang, and Lauren Pflugrath, U.S. Appl. SN 08/826,543, filed April 3, 1997.

     "HAND HELD ULTRASONIC DIAGNOSTIC INSTRUMENT WITH DIGITAL BEAMFORMER" by Bill Ogle, Larry Greisel, Blake Little, Judd Coughlin, Steve Danielson, and Lauren Pflugrath, U.S. Appl. SN 08/863,936, filed May 27, 1997.